UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2011

ANTE5, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-53952	27-2345075
(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

(952) 426-1241
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐      Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Table of Contents

Section 2 FINANCIAL INFORMATION	1

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant	1

Section 9 FINANCIAL STATEMENTS, PRO FORMA FINANCIALS & EXHIBITS	2

SIGNATURES	2

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SECTION 2.                                FINANCIAL INFORMATION

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 2, 2011, Ante5, Inc., a Delaware corporation (the “Company”) entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with certain lenders (collectively, the “Lenders” and individually a “Lender”) and Prenante5, LLC, as agent for the Lenders (PrenAnte5, LLC, in such capacity, the “Agent”).  The facility provides $10 million in financing to be made available for drilling projects on the Company’s North Dakota Bakken and Three Forks position.  The facility will be available for a period of three years over which time Ante5 may draw on the line seven times, pay the line down three times, and terminate the facility without penalty one time.  The facility sets the minimum total draw at $500,000 and requires Ante5, upon each draw, to provide the Lender with a compliance certificate that, along with other usual and customary financial covenants, states that Ante5 has at least twelve months interest coverage on its balance sheet in cash.

The Company has no current borrowing under the facility, no other debt and currently has approximately $5.3 million in cash on hand.

Advances are due and payable in full on the last day of the term of the Credit Agreement (i.e. May 2, 2014), subject to earlier prepayment without penalty at the Company’s discretion.  Interest on advances are payable quarterly in arrears on or before the fifth (5th) business day following the end of each calendar quarter (an “Interest Payment Date”).  Interest accrues on outstanding principal at the rate of 19% per annum, provided that the Company, in its sole discretion, has the right to elect to pay (i) 100% of the interest due and owing on each Interest Payment Date in cash or (ii) interest in cash at a rate per annum equal to 15% (the “Base Interest”) and to defer and add to the principal amount of the advances the balance of the interest due and owing (the “Contingent Interest”).  Each Lender then has the option to either (1) permit Contingent Interest to be deferred and added as an advance to the principal amount of such Lender’s advances, or (2) be paid the Contingent Interest proposed for deferral in shares of the Company’s common stock having a value equal to the proposed deferral amount with respect to such Lender’s advances.  The value of the shares of common stock so issued will be equal to 85% of the average last sale price of the common stock that is quoted during the five (5) trading days immediately preceding the last day of the calendar quarter for which the Contingent Interest payment is due.

In the event of default by the Company, all obligations owed to the Lenders or Agent may be accelerated, advances will bear interest at a rate of 21% per annum, and interest may not be deferred.  The Credit Agreement references various events constituting a default by the Company, including, but not limited to, failure to pay interest, any material violation of any representation or warranty under the Credit Agreement, failure to observe or perform certain covenants, conditions or agreements under the Credit Agreement, a change in control of the Company, bankruptcy and similar proceedings.  All obligations of the Company under the Credit Agreement are secured by a first perfected priority security interest in all of the assets of the Company.

In connection with the closing of the Credit Agreement on May 2, 2011, the Company issued to each Lender a five-year warrant to purchase a number of shares of the Company’s common stock equal to an amount determined by multiplying 500,000 by such Lender’s commitment percentage, at an exercise price per share equal to $0.95, substantially in the form attached to this Report as Exhibit 10.2.  In the event of a Lender default (i.e. failure to fund its pro rata commitment), the interest rate on such defaulting Lender’s advances (but not on any non-defaulting Lender’s advances) is automatically reduced from 19% to 12% per annum, and the Company has all other remedies available at law or in equity.  In addition, if the Lender default occurs prior to the earlier to occur of (i) May 2, 2012, or (ii) the date the defaulting Lender has made advances in an amount greater than fifty percent (50%) of its commitment amount, the Company is entitled to cancel all of the defaulting Lender’s then-outstanding warrant and shares of Company common stock issued or issuable upon the exercise of the warrant.

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Morris Goldfarb, one of the Company’s directors, is participating as a Lender through the Agent with a commitment amount of $1.5 million in the facility.  In consideration for his participation through the agent, Mr. Goldfarb is being issued 75,000 warrants (his pro-rata share as a Lender) with an exercise price of $0.95 per share with the same terms and conditions as the other warrants issued in connection with the closing of the Credit Agreement.

Mr. Goldfarb abstained from the vote of the Company’s board of directors for the authorization of the Credit Agreement.

The Company has not yet made an initial borrowing under the Credit Agreement.  It plans to do so in the near future.  The foregoing summary of the material terms of the Credit Agreement, the Note and the Warrant is qualified in its entirety by reference to the actual documents, copies of which are attached to this Report as Exhibits.  A copy of the Credit Agreement is attached to this Report as Exhibit 10.1.  A copy of the form of Note is attached to this Report as Exhibit 10.2, and a copy of the Form of Warrant is attached to this Report as Exhibit 10.3.

SECTION 9.  FINANCIAL STATEMENTS, PRO FORMA FINANCIALS & EXHIBITS

(d)           Exhibits

10.1	Revolving Credit and Security Agreement, dated as of May 2, 2011.

10.2	Form of Note.

10.3	Form of Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANTE5, INC.
(Registrant)

  Date:  May 5, 2011
/s/  Bradley Berman, Chief Executive Officer
     Bradley Berman, Chief Executive Officer

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